UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 10, 2016

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported, in January 2011, Amyris, Inc. (the “Company”) entered into a production service agreement (the “Service Agreement”) with Glycotech, Inc. (“Glycotech”), under which Glycotech provides process development and production services for the manufacturing of various Company products at its leased facility in Leland, North Carolina (the “Facility”). Concurrent with the Service Agreement, the Company also entered into a Right of First Refusal Agreement (the “ROFR Agreement”) with Salisbury Partners, LLC (“Salisbury”), the owner/lessor of the Facility. Pursuant to the ROFR Agreement, Salisbury agreed not to sell the Facility and site leased by Glycotech during the term of the Service Agreement without first providing the Company with an opportunity to acquire it on the same terms. The terms of the Service Agreement and the ROFR Agreement, as well as a description of the Company’s relationship with Glycotech and Salisbury, were previously reported in Note 7, “Joint Ventures and Noncontrolling Interests,” to the Unaudited Financial Statements contained in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2016, and all such disclosure is incorporated herein by reference.

On November 10, 2016, the Company, Glycotech and Salisbury entered into a Purchase and Sale Agreement (the “PSA”) for the purchase and sale of the Facility, the real property on which the Facility is located and the fixtures, equipment, materials and supplies and other tangible assets located at or used in connection with the Facility (collectively, the “Assets”). Pursuant to the PSA, the Company would purchase the Assets from Glycotech and Salisbury for an aggregate purchase price of $4.35 million, of which $3.5 million would be in the form of a purchase money promissory note (the “Note”) in favor of Salisbury. The Note (i) bears interest at a rate of 5% per year, (ii) has a term of 13 years, (iii) is payable in equal monthly installments of principal and interest beginning on the first day of the month following the closing of the purchase and sale of the Assets (which payments are subject to a penalty of 5% if delinquent more than 5 days) and (iv) is secured by a purchase money lien on the Assets. The Note contains customary terms and provisions, including certain events of default after which the Note may become immediately due and payable. The closing of the purchase and sale of the Assets, and the related issuance of the Note, is subject to certain conditions, including the parties obtaining certain permits, licenses, approvals and consents relating to the purchase of the Assets and the operation of the Facility. Pursuant to the PSA, the closing of the purchase and sale of the Assets shall occur within 30 days of the date of the PSA, unless extended by mutual agreement of the parties.

The PSA contains customary representations, warranties and covenants of the parties, as well as customary terms and provisions regarding, among other things, indemnification and governing law.

In connection with the PSA, the Company, Glycotech and Salisbury agreed, upon the closing of the purchase and sale of the Assets, to terminate the current lease of the Facility and the Service Agreement and to modify the ROFR Agreement such that the Company’s right of first refusal with respect to certain parcels of real property owned by Salisbury adjacent to the Facility would be an appurtenant right running with the ownership of the real property on which the Facility is located.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated by reference into this Item 2.03.

Forward-Looking Statements

This report contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding the closing of the purchase and sale of the Assets, the issuance of the Note and related matters. These statements are subject to risks and uncertainties, including the failure of closing conditions to be satisfied, and actual results may differ materially from these statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: November 16, 2016	By:	/s/ Raffi Asadorian
Raffi Asadorian
Chief Financial Officer